Exhibit 99.1

For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Second Quarter 2006 Financial Results

•	Revenues of $48 million in-line with targeted range
•	EPS of $0.15 at top-end of targeted range
•	Good flow of new task orders on TEIS & NETCENTS GWAC contracts

RESTON, Va. -- BUSINESS WIRE - August 1, 2006 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the second quarter 2006. The table below is a summary of our financial results:

	Q2: 2006	1H: 2006
Revenues	$47.9 million	$93.9 million
Operating income	$3.2 million	$5.8 million
Operating margin	6.6%	6.2%
Net income	$2.0 million	$3.7 million
Diluted EPS (GAAP)	$0.15	$0.28

Reported Results

For the second quarter of 2006, NCI reported revenues of $47.9 million compared to $47.5 million for the second quarter of 2005. Operating income for the second quarter of 2006 was $3.2 million, compared to $3.1 million for the second quarter of 2005. Operating margin of 6.6% for the second quarter of 2006 was even with the operating margin for the same period in 2005. Net income for the second quarter was $2.0 million, compared to $2.6 million for the same period in 2005. Diluted earnings per share for the second quarter was $0.15 per share, compared to $0.34 per share for the comparable period in 2005. The effective tax rate for the second quarter of 2006 was 39.1%. Diluted shares outstanding for the second quarter of 2006 were 13.5 million shares compared to 7.6 million shares for the second quarter of 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $1.7 million, diluted shares outstanding were 7.2 million, and earnings per share was $0.23 per share for the second quarter of 2005.

For the first six months of 2006, NCI reported revenues of $93.9 million, essentially even with the first six months of 2005. Operating income for the first six months of 2006 was $5.8 million, or an operating margin of 6.2%, compared to $5.6 million, or an operating margin of 6.0%, for the first six months of 2005. Net income for the first six months of 2006 was $3.7 million, compared to $4.7 million for the same period in 2005. Diluted earnings per share for the first six months of 2006 was $0.28 per share, compared to $0.62 per share for the comparable period in 2005. Diluted shares outstanding for the first six months of 2006 were 13.5 million shares compared to 7.6 million shares for the same period in 2005. As a comparison to the prior year, on a pro forma basis, giving effect to the revocation of the Company’s S corporation filing status and utilizing an effective income tax rate of 38.9%, pro forma net income was $3.0 million, diluted shares outstanding were 7.2 million, and earnings per share was $0.41 per share for the first six months 2005.

Business Highlights

NCI’s president, Michael Solley, stated, “During the quarter we were awarded an $18.6 million task order under our NETCENTS contract through the Air Force’s F-22 System Program Office. Under this task order NCI will provide specialized computer systems needed to support F-22 operations in the field. In addition to this award, we continued to see new task orders under our TEIS and NETCENTS GWAC contract vehicles”

Key Metrics

NCI’s reported total backlog for the second quarter of 2006 of $545 million, of which $71 million was funded backlog. This compares to total backlog of $525 million at the end of the second quarter of 2005, including $63 million in funded backlog. During the second quarter of 2006, approximately 70% of revenue was from prime contracts. Time-and-materials contracts accounted for 45% of revenue, cost-plus contracts accounted for 29%, and fixed-price contracts accounted for 26% of revenue for the second quarter of 2006. Our customer mix for the second quarter of 2006 reflects approximately 79% from the Department of Defense and Intelligence customers and approximately 21% from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 82 days.

Outlook

The table below summarizes the guidance ranges for the third quarter of 2006 and our updated guidance for the full year 2006. Earnings per share data are based on an effective C corporation tax rate of approximately 39.1%. This outlook does not reflect the impact of any future acquisitions.

	3rd Quarter 2006	Full Year 2006
Revenue	$51 million - $55 million	$200 million - $210 million
Diluted Earnings Per Share	$0.14 - $0.16	$0.60 - $0.65

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EDT, to discuss second quarter 2006 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 2143655. The conference call will be Webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 9 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 2143655. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI, Inc., a Delaware holding company, through its subsidiary NCI Information Systems, Inc., is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including enterprise systems management, information assurance, network engineering, and systems development and integration. Headquartered in Reston, Virginia, NCI has approximately 1,400 employees and 50 locations worldwide. For more information, visit our website at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, turmoil in the Middle East, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; individual business decisions of our clients; the financial condition of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); our ability to complete and implement acquisitions appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission on March 30, 2006, and from time to time, in other filings with the commission such as our Form 8-K and Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006

Revenue	$47,503	$47,857	$93,875	$93,891

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	40,104	41,096	79,671	80,566
General and administrative expense	3,617	2,939	7,239	6,193
Depreciation and amortization	403	406	801	816
Amortization of intangible assets	267	242	539	488
Total operating costs and expenses	44,391	44,683	88,250	88,063
Operating income	3,112	3,174	5,625	5,828
Interest income	18	208	26	325
Interest expense	(416)	(19)	(768)	(45)
Income before income taxes	2,714	3,363	4,883	6,108
Income tax expense	118	1,316	220	2,391
Net income	$2,596	$2,047	$4,663	$3,717

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779	13,328	6,779	13,328
Net income per share	$0.38	$0.15	$0.69	$0.28
Diluted:
Weighted average shares and equivalent shares outstanding	7,579	13,503	7,571	13,502
Net income per share	$0.34	$0.15	$0.62	$0.28
Pro forma income tax information:
Income before taxes	$2,714		$4,883
Pro forma provision for income taxes	1,056		1,899
Pro forma net income	$1,658		$2,984

Pro forma earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	6,779		6,779
Pro forma net income per share	$0.24		$0.44
Diluted:
Weighted average shares and equivalent shares outstanding	7,237		7,230
Pro forma net income per share	$0.23		$0.41

NCI, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	As of December 31, 2005	As of June 30, 2006
Assets		(unaudited)
Current assets:
Cash and cash equivalents	$12,323	$17,031
Accounts receivable, net	46,611	42,926
Deferred tax asset, net	4,570	3,179
Prepaid expenses and other current assets	669	779
Total current assets	64,173	63,915
Property and equipment, net	6,031	5,545
Other assets	558	783
Deferred tax asset, net	494	460
Intangible assets, net	1,338	850
Goodwill	17,427	17,427
Total assets	$90,021	$88,980

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,854	$10,484
Accrued salaries and benefits	9,416	8,488
Other accrued expenses/liabilities	2,936	3,928
Deferred revenue	1,012	566
Distributions payable	5,866	—
Total current liabilities	28,084	23,466
Other liabilities	4,766	4,568
Total liabilities	32,850	28,034
Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,027,760 shares issued and outstanding	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,658	57,581
Deferred compensation	(741)	(606)
Retained earnings	—	3,717
Total stockholders’ equity	57,171	60,946
Total liabilities and stockholders’ equity	$90,021	$88,980

NCI, Inc.
Statement of Cash Flows
(in thousands, except per share data)
(unaudited)

	Six months ended June 30,
	2005	2006
Cash flows from operating activities
Net income	$4,663	$3,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,340	1,304
Decrease in cash surrender value of life insurance	334	—
(Gain) loss on sale and disposal of property and equipment	1	(1)
Stock-based compensation expense	373	57
Deferred income tax benefit	—	1,426
Changes in operating assets and liabilities:
Accounts receivable, net	(474)	3,685
Prepaid expenses and other assets	(323)	(336)
Accounts payable	1,144	1,630
Accrued expenses/other current liabilities	1,300	(385)
Deferred rent	(165)	(203)
Net cash provided by operating activities	8,193	10,894
Cash flows from investing activities
Purchase of property and equipment	(1,080)	(177)
Proceeds from sale of property and equipment	4	4
Cash paid for purchase of SES	(1,919)	—
Net cash used in investing activities	(2,995)	(173)
Cash flows from financing activities
Payments on line of credit, net	(708)	—
Repayments on term loan	(1,400)	—
Principal payments under capital lease obligations	(139)	(147)
Distributions to stockholders	(2,978)	(5,866)
Net cash (used in) provided by financing activities	(5,225)	(6,013)
Net change in cash and cash equivalents	(27)	4,708
Cash and cash equivalents, beginning of year	40	12,323
Cash and cash equivalents, end of period	$13	$17,031
Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$769	$45
Income taxes	$191	$26
Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$70	$156